Exhibit 3.1

Effective July 16, 2012

AMENDMENTS TO BY-LAWS

OF

OSHKOSH CORPORATION

(a Wisconsin corporation)

Section 3.04 of the By-Laws is amended to read as follows:

3.04         Regular Meetings.  The Board of Directors may provide, by resolution, the time and place, either within or without the State of Wisconsin, for the holding of regular meetings without other notice than such resolution.

Section 3.05 of the By-Laws is amended to read as follows:

3.05         Special Meetings.  Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, the Chief Executive Officer or the Secretary and shall be called by the Secretary upon the written request of a majority of the directors then in office.  If such meeting shall be called upon the written request of a majority of the directors, the date of the meeting shall be within ten days of receipt by the Secretary or, in his absence by any Assistant Secretary, of their request, at a time determined by such officer.  The Chairman of the Board, the Chief Executive Officer or the Secretary calling any special meeting of the Board of Directors, except as otherwise provided by by-law, may fix any place, either within or without the State of Wisconsin, as the place for holding any special meeting of the Board of Directors called by them, and if no other place is fixed, the place of meeting shall be the principal business office of the corporation in the State of Wisconsin.

The first sentence of Section 3.06 of the By-Laws is amended to read as follows:

Notice of meetings of the Board of Directors (unless otherwise provided pursuant to Section 3.04) shall be given by written notice delivered personally or mailed or given by email, telegram or facsimile to each director at his or her business address or at such other address as such director shall have designated in writing filed with the Secretary, in each case not less five days if by mail and not less than forty-eight hours if by email, telegram, telephone, teletype, telegraph, facsimile or other form of wire or wireless communication, or personal delivery.